Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ORKIN, INC. ESTABLISHES FIRST FRANCHISE IN LEBANON

Pest Control Leader Expands International Presence

ATLANTA, GA — January 6, 2010 — Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced today that the Company, through its wholly owned subsidiary, Orkin, has established a new international franchise in Lebanon. This franchise is Orkin’s sixth in the Middle East and the company’s 13th international franchise worldwide.

“Our expansion in the Middle East represents the growing brand recognition that Orkin continues to develop in the region,” said Tom Luczynski, Orkin vice president of international development and franchising. “We are pleased to meet the growing demand for quality pest control services worldwide.”

The franchise will focus primarily on commercial pest control, but also will offer residential and termite services. Franchise Owner Samer El Khoury recently traveled to Orkin’s headquarters and award-winning training center in Atlanta to complete the initial franchise training program. El Khoury and the other franchise co-owners and staff will participate in additional training in Lebanon.

“We are excited to partner with Orkin to provide our customers in Lebanon with the high-quality pest control services they need and deserve,” said El Khoury.

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.  You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.